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                                                                    EXHIBIT 11.1


                STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                      THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                         SEPTEMBER 30,                      SEPTEMBER 30,
                                                   -------------------------          ------------------------
                                                     1996              1995             1996             1995
                                                   -------           -------          -------          -------
Income applicable to common stock:
  Net Income  ................................     $ 3,565           $ 1,971          $ 9,212          $ 4,396
  Less:  preferred stock dividends  ..........          --              (333)              --           (1,040)
                                                   -------           -------          -------          -------
Income applicable to common stock ............       3,565             1,638            9,212            3,356
                                                   =======           =======          =======          =======
 Weighted average number of common and
   common equivalent shares
  Primary:
    Weighted average number of common
      shares outstanding  ....................      14,232             6,801           13,454            6,442
    Weighted average number of dilutive
      common stock equivalents  ..............         762               588              734              703
                                                   -------           -------          -------          -------
    Weighted average number of common and
      common equivalent shares
      outstanding for primary earnings
      per share ..............................      14,994             7,389           14,188            7,145
                                                   =======           =======          =======          =======
  Fully diluted:
    Weighted average number of common
      shares outstanding  ....................      14,232             6,801           13,454            6,442
    Weighted average number of dilutive
      common stock equivalents  ..............         815             5,078              761            5,247
                                                   -------           -------          -------          -------
    Weighted average number of common and
      common equivalent shares
      outstanding for fully diluted
      earnings per share  ....................      15,047            11,879           14,215           11,689
                                                   =======           =======          =======          =======
Income per share:
  Primary ....................................     $   .24           $   .22          $   .65          $   .47
                                                   =======           =======          =======          =======
  Fully diluted ..............................     $   .24           $   .17          $   .65          $   .38
                                                   =======           =======          =======          =======


                                      11.1